FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-06

Subject: NEW ISSUE CMBS: WFCM 2019-C51 *PUBLIC PRICING DETAILS*

WFCM 2019-C51 - PUBLIC NEW ISSUE

**PRICING DETAILS** $641.030 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
BARCLAYS CAPITAL INC.
UBS SECURITIES LLC

CO-MANAGER:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/KBRA/MDYS	SIZE($MM)	C/E	WAL	SPD	YLD%	CPN%	$PRICE
A-1	AAAsf/AAA(sf)/Aaa(sf)	22.389	30.000%	2.72	+50	2.25300	2.27600	99.99790
A-2	AAAsf/AAA(sf)/Aaa(sf)	45.489	30.000%	4.84	+60	2.36900	3.03900	102.99720
A-SB	AAAsf/AAA(sf)/Aaa(sf)	29.432	30.000%	7.27	+83	2.70100	3.16000	102.99430
A-3	AAAsf/AAA(sf)/Aaa(sf)	200.000	30.000%	9.81	+96	2.94200	3.05500	100.99910
A-4	AAAsf/AAA(sf)/Aaa(sf)	213.326	30.000%	9.90	+98	2.96500	3.31100	102.99300
A-S	AAAsf/AAA(sf)/Aa3(sf)	62.005	21.500%	9.93	+125	3.23600	3.58400	102.99650
B	AA-sf/AA-(sf)/NR	36.474	16.500%	9.93	+150	3.48600	3.83600	102.99620
C	A-sf/A-(sf)/NR	31.915	12.125%	9.93	+195	3.93600	4.28900	102.99480

NON-OFFERED CERTIFICATES - PRIVATE (144A)

CLASS	FITCH/KBRA/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	BBB+sf/BBB+(sf)/NR	11.489	N/A	N/A	N/A	N/A
D	BBB+sf/BBB+(sf)/NR	11.489	10.550%	9.93	56.3%	11.9%

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$729,480,091
NUMBER OF LOANS:	54
NUMBER OF PROPERTIES:	105
WA CUT-OFF LTV:	63.0%
WA BALLOON LTV:	57.9%
WA U/W NCF DSCR:	1.97x
WA U/W NOI DEBT YIELD:	10.6%
WA MORTGAGE RATE:	4.537%
TOP TEN LOANS %:	54.7%
WA REM TERM TO MATURITY (MOS):	114
WA REM AMORTIZATION TERM (MOS):	354
WA SEASONING (MOS):	2

LOAN SELLERS:	RMF(26.2%), WFB(24.9%), BARCLAYS(23.9%),
UBS(13.8%), CIII(11.2%)

TOP 3 PROPERTY TYPES:	OFFICE(38.5%), RETAIL(27.5%),
MIXED USE(10.6%)

TOP 5 STATES:	CA(18.6%), PA(13.5%), AZ(11.2%),
TX(7.0%), NY(6.2%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	C-III ASSET MANAGEMENT LLC

DIRECTING CERTIFICATEHOLDER:	LD II SUB V, LLC OR AN AFFILIATE

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	ATTACHED
PRESALE REPORTS:	AVAILABLE
ANTICIPATED PRICING:	TODAY
ANTICIPATED SETTLEMENT:	JULY 11, 2019

CONFERENCE CALLS:	UPON DEMAND

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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